Exhibit 99.1

WorldGate Releases Fourth Quarter and Full Year 2005 Results

Trevose, Pa., March 31, 2006 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the fourth quarter and full year ended December 31, 2005. The fourth quarter 2005 through 2006 year to date was a significant transition period for WorldGate. The period was marked by the ending of the distribution relationship with General Instrument Corporation, d/b/a the Connected Home Solutions Business of Motorola, Inc. (“General Instrument”), by WorldGate assuming direct responsibilities and control for the advertising, marketing, and distribution of its Ojo personal videophone, and by amendments to and restatements of our financial statements for prior periods that contributed to the delay in our required SEC filings. The financial results for the fourth quarter and full year ending December 31, 2005 have been impacted by these factors.

Recent Events

The fourth quarter of 2005 was marked by considerable effort and cost related to the amendment and restatement of the Company’s financial statements for the years ended December 31, 2003 and 2004 as included in the Company’s 2004 Annual Report on Form 10-K/A filed on August 30, 2005, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 through June 30, 2005. The preparation and filing of these statements took longer than expected due to the extensive period covered and the number of filings involved as well as the comprehensive review of both past and present financial transactions undertaken as part of this process. The audit and legal fees for this process incurred in the fourth quarter exceeded $400,000. In addition, the delay in our financial filings resulted in delays in the registration of our private placements and as a result we are, and continue to be, subject to cash payment penalties until such time as the shares become registered. As of December 31, 2005 we have recorded accrued penalties of $648,000.

 The Company’s 2005 year end results also includes a restatement of its financial statements for the quarters ended June 30, 2005 and September 30, 2005 to correct the accounting for certain conversions of preferred stock related to its June 2004 private placement of 7,550 shares of Series A Convertible Preferred stock to certain institutional investors. The corrected accounting reclassifies the converted preferred stock and the associated conversion options liability to equity based on a ratio of the shares converted during the quarter to the total preferred shares outstanding, whereas previously the ratio used for the reclassification of preferred stock and conversion options was based on the percentage of these instruments to each other and applied to the amount converted. In addition, both the fair value of the conversion option and any unaccreted discount associated with the conversion are being applied to equity with the discount being accounted for as a deemed dividend which is also presented in the statement of operations. We previously did not reflect the discount on the preferred stock as a deemed dividend. The impact of these restatements is to increase the loss available to shareholders by $4 million in these periods. There is no cash impact associated with these restatements and the impact on net equity as a result of restatement is not material.

During the fourth quarter 2005 the Company commenced TV advertising for Ojo for the holiday season in several markets to augment our distributor’s marketing efforts in anticipation of increased distribution, to build momentum in the marketplace, and to develop brand awareness during the holiday season when consumers are most attentive to new product ideas. While the advertising resulted in increased sales in the existing retail outlets, the number of resellers for our Products did not increase as anticipated and accordingly shipments to our distributor by the Company during the fourth quarter were negligible.

On February 17, 2006, we mutually agreed with General Instrument to end our distribution agreement for broadband video phones. In addition to its prior role for development and manufacture of Ojo, WorldGate now has direct responsibility and control for the advertising, marketing, and distribution of its products. Under its agreement with General Instrument, WorldGate had been active in marketing and promoting its products, and working with General Instrument to distribute Ojo. WorldGate intends to continue the rollout of Ojo using many of the same distributors, retailers and service providers, and plans to expand distribution to service providers and retailers around the world.

As part of ending its agreement with General Instrument, and in anticipation of WorldGate inventory requirements as a result of taking full responsibility for product distribution, WorldGate negotiated the right to buy back about two-thirds of the units sold to General Instrument, valued at approximately $2,765,000 (based upon the original sales price to General Instrument), for approximately $1,064,000. This is less than half of what it would cost the Company to purchase the same inventory from its manufacturing sources.

Outlook

While these recent events have been difficult and costly, the Company believes it has taken steps to move it beyond these circumstances and that are important for the future commercial viability of our product. Key recent actions, all intended to increase the focus on, and salability of, Ojo include:

•                  The transition of existing retailers from General Instrument to WorldGate has been smooth and all retailers have indicated their intent to continue selling Ojo.

•                  The Introduction of Ojo(TM) Shadow, a lower cost version of our personal video phone having a manufacturers’ suggested retail price (MSRP) of $399 which is expected to have a street price of $249 with applicable rebates. The Company also reduced the MSRP of the original Ojo to $499 from $599 which is expected to have a street price of $349 with applicable rebates. These actions are directed at creating more product excitement and interest for both retailers and consumers.

•                  The announcement of a multi-year, non-exclusive agreement with Mototech Inc., Hsinchu, Taiwan to distribute Ojo Personal Video Phones in selected markets in the Asian Pacific region which has approximately 50 million broadband customers and has one of the highest penetration rates for broadband in the world.

•                  Announcement that Ojo Personal Video Phones are now capable of handling VoIP services which facilitates the coupling of Ojo with VoIP services and provides the VoIP providers with a more attractive selling proposition.

Financial Summary:

Net revenues from continuing operations for the three and twelve months ended December 31, 2005 were $(2,310,000) and $1,558,000, respectively. Net revenues from continuing operations for the three and twelve months ended December 31, 2004 were $125,000 and $231,000, respectively. As part of ending its agreement with General Instrument, and in anticipation of WorldGate inventory requirements as a result of taking full responsibility for product distribution, WorldGate negotiated the right to buy back about two-thirds of the units sold to General Instrument, valued at approximately $2,765,000 (based upon the original sales price to General Instrument), for approximately $1,064,000. Although the transaction occurred in the first quarter 2006 the Company recorded this transaction as a reserve for returns and reduced revenue in the amount of approximately $2,310,000 during the fourth quarter of 2005. In addition, in the first quarter 2006 the Company will record no revenue for units shipped to General Instrument and will record a gain on termination of this agreement of approximately $1,331,000 as a result of the lower purchase price of this inventory.

For the twelve months ending December 31, 2005, the net loss available to common shareholders was $10.8 million compared to a net loss available to common shareholders of $20.4 million for the twelve months ending December 31, 2004. This reduced year to year loss of $9.6 million primarily reflects a $18.7 million favorable change in the fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004. For the year ended December 31, 2005 the company recorded a gain of $8.6 million in the fair value of outstanding warrants and the preferred stock conversion options whereas in the year ended December 31, 2004 the company recorded a loss of $10.1 million. Accounting standard FAS 133 “Accounting for Derivative Instruments and Hedging Activities” requires that the fair value of the warrants and preferred stock conversion options we have issued as part of our private placements be recorded into our financial statements as liabilities.

For the fourth quarter ended December 31, 2005 WorldGate reported a loss available to common shareholders of $6.9 million from continuing operations. This reduced loss of $7.5 million compared to the $14.4 million loss reported in the quarter ended December 31, 2004 primarily reflects a $12.7 million favorable change in the fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004 as noted above. In the quarter ended December 31, 2005 the company recorded a gain of $620,000 in the fair value of outstanding warrants and preferred stock conversion options whereas in the quarter ended December 31, 2004 the company recorded a loss of $12.1 million. Partially offsetting the quarter ended December 31, 2005 versus quarter ended December 31, 2004 improvement is a gross margin decrease of $304,000 from the reversal of revenue noted above, an increase in advertising and promotional expenditures of $2 million in support of Ojo during the 2005 holiday season, accrued penalties of $648,000 associated with delayed share registrations of the private placements the Company previously transacted, $1 million in increased personnel costs primarily from increased research and development costs expended on the Ojo video phone and $400,000 related to the audit and legal fees related to the restatements of prior financial periods.

Per share loss was $0.30 available to common shareholders for the twelve months ending December 31, 2005 compared to a loss per share of $0.73 available to common shareholders for the prior twelve month period ending December 31, 2004. This decrease in per share loss primarily reflects the 2005 non cash gain related to the change in fair value of the outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004 noted above and a 27% increase in average weighted shares outstanding, primarily a result of the private placement of nearly 5 million of the Company’s stock in August 2005.

Cash amounted to $16.3 million as of December 31, 2005, compared to $21.9 million at September 30, 2005 and $11.8 million at December 31, 2004.

Management Comments:

 “Despite the issues we have faced, we think WorldGate today is better positioned to accelerate the rollout of video telephony on a domestic and international basis,” said Hal Krisbergh, Chairman and CEO of the company. Krisbergh continued, “we are now directly in control of and contributing to the marketing and distribution of our products. The interest from retailers and service operators continues to be strong and their indication that our Ojo personal video phone is unequaled clearly places us as the leader in providing quality video phones. We have been able to reduce the MSRP of our products and offer a more attractive proposition to the consumer. The launch of the Ojo Shadow, which will have an expected street price of $249 with applicable rebates, but equal video quality to our original Ojo phone, is creating enhanced retailer interest and providing a compelling consumer offering. We’ve already announced our first international distribution deal with Mototech for the Asia Pacific region, which we believe holds significant video telephony potential because of the high consumer broadband penetration rate.” Finally, Mr. Krisbergh stressed, “our positioning as both manufacturer and service provider for the Ojo videophone uniquely positions us to promote the sale of Ojo video phones using our future recurring revenue streams.”

Conference Call:

The Company has scheduled a conference call for Monday, April 3, 2006 at 8:30 AM Eastern time to discuss the status of its Ojo Video phone and fourth quarter and full year 2005 financial results. The conference call telephone number is 877-704-5385. The conference ID is 3142104. A replay of the conference call will be available for one week after the call at 888-203-1112 using the same ID number and on our website at www.wgate.com.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

	Three Months Ended December 31,
	(Unaudited)
	2005	2004
Total Revenues	$(3,041)	$125
Less: Product Launch Discount and refunds	731	0
Net Revenues	(2,310)	125
Cost of Revenues	1,830	53
Gross Margins	(480)	72

Engineering and Operations	2,340	1,362
Sales and Marketing	2,345	438
General and Administrative	1,787	870
Depreciation and Amortization	175	167
Total Operating Expenses from continuing operations	6,647	2,837

Loss from continuing operations	(7,127)	(2,765)
Change in fair value of warrants and conversion option	620	(12,062)
Other Income, Net	252	964
Net loss from continuing operations	(6,255)	(13,863)
Income (Loss) from discontinued operations	0	0
Net Loss	(6,255)	(13,863)
Accretion on preferred stock, dividends and deemed dividends	(596)	(520)
Net Loss available to common shareholders	$(6,851)	$(14,383)
Net loss from continuing operations per Common Share – Basic and Diluted	$(0.16)	$(0.49)
Income (loss) from discontinued operations per Common Share – Basic and Diluted	0	0
Net loss per Common Share – Basic and Diluted	$(0.16)	$(0.49)
Net loss available to common shareholders per common share – Basic and Diluted	$(0.17)	$(0.51)
Weighted Average Common Shares – Basic and Diluted	39,316,994	28,532,031

	Twelve Months Ended December 31,
	2005	2004
Total Revenues	$2,259	$231
Less: Product Launch Discount and refunds	(701)	0
Net Revenues	1,558	231
Cost of Revenues	2,012	103
Gross Margins	(454)	128

Engineering and Operations	6,486	4,001
Sales and Marketing	3,755	1,362
General and Administrative	4,769	4,675
Depreciation and Amortization	693	477
Total Operating Expenses from continuing operations	15,703	10,515

Loss from continuing operations	(16,157)	(10,387)
Change in fair value of warrants and conversion option	8,594	(10,091)
Other Income, Net	712	1,017
Net loss from continuing operations	(6,851)	(19,461)
Income (loss) from discontinued operations	0	36
Net Loss	(6,851)	(19,425)
Accretion on preferred stock, dividends and deemed dividends	(3,922)	(951)
Net loss available to common shareholders	$(10,773)	$(20,376)
Net loss from continuing operations per Common Share – Basic and Diluted	$(0.19)	$(0.70)
Income (loss) from discontinued operations per Common Share – Basic and Diluted	0	0
Net Loss per Common Share – Basic and Diluted	$(0.19)	$(0.70)
Net loss available to common shareholders per common share – Basic and Diluted	$(0.30)	$(0.73)
Weighted Average Common Shares - Basic and Diluted	35,449,225	27,881,347

WorldGate Communications – Consolidated Balance Sheet Data
(in thousands)

	December 31, 2005	December 31, 2004
Cash and Cash Equivalents	$16,277	$11,840
Accounts and other Receivables	159	28
Total Assets	21,229	13,822
Total Liabilities	7,133	16,399
Redeemable Preferred Stock	379	2,995
Total Stockholders’ Equity	13,717	(5,572)

ABOUT WORLDGATE COMMUNICATIONS INC.

WorldGate Communications, Inc. designs, manufactures, and distributes personal video phones. WorldGate’s products will be marketed to consumers through cable, DSL, VoIP and satellite service providers as well as through retail stores worldwide under the Ojo brand name. Ojo personal video phones offer high quality, real-time, two-way video communications with video messaging and an optional cordless handset. Ojo is easy to install, and is as easy to operate as a regular telephone; it plugs into a broadband connection, no PC is required, and uses the existing phone number. Ojo (PVP 1000) also makes conventional (or VoIP) voice-only phone calls using the existing household telephone service. Ojo’s iconic and functional design features an eye-level screen and camera, a self-viewer, a full-duplex speakerphone, photo-based caller ID and phonebook and one-touch controls for video and voice privacy. Ojo video phone is designed to conform to industry standard protocols (SIP) and utilizes enhancements to the latest technology for voice and video compression (H.264) to achieve superior quality at data rates as low as 100 Kbps. WorldGate has been awarded a patent for its distinctive design and has patents pending for its specialized technology. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. More information on WorldGate and the Ojo video phone can be accessed at www.wgate.com.

WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may”, “will”, “believes”, “plans”, “expects”, “anticipates”, “predicts”, “forecasts”, and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312